Edwards Lifesciences Corporation One Edwards Way · Irvine, CA USA · 92614 Phone: 949.250.2500 · www.edwards.com

FOR IMMEDIATE RELEASE

Media: Amy Meshulam, media@edwards.com
Investors: Gerianne Sarte, investor_relations@edwards.com

EDWARDS LIFESCIENCES REPORTS SECOND QUARTER RESULTS
IRVINE, CA, July 23, 2026 — Edwards Lifesciences (NYSE: EW) today reported financial results for the quarter ended June 30, 2026.

Highlights
•Q2 sales grew 13.6% to $1.74 billion1, constant currency2 sales grew 12.5%
•Q2 TAVR sales grew 11.3% to $1.26 billion1; constant currency2 sales grew 10.5%
•Q2 TMTT sales were $195.9 million1,3, driven by portfolio of repair and replacement therapies
•Q2 EPS of $0.421; adjusted2 EPS of $0.781
•Recent clinical data at New York Valves reinforce best-in-class SAPIEN performance and durability; PASCAL, EVOQUE and SAPIEN M3 differentiated body of clinical evidence continues to expand

2026 Outlook
•Increasing total company constant currency2 sales growth guidance: 10% to 11% from 9% to 11%
•Increasing TAVR constant currency2 sales growth guidance: 8% to 9% from 7% to 9%
•Increasing TMTT sales guidance: $760 to $780 million from $740 to $780 million
•Reaffirming adjusted EPS guidance of $2.95 to $3.05, growing 17% at midpoint
•Expected clinical presentations at TCT: PROGRESS and CLASP IITR
•Expected Q4 approvals of PASCAL tricuspid indication in U.S. and next-generation PASCAL with Capture Clarity in U.S. and Europe

“We delivered stronger-than-expected second quarter sales growth of 12.5%. As Edwards continues to invest in new structural heart therapies and expand adoption globally, our results increasingly reflect the strength of our comprehensive portfolio and agile execution, with growth supported by therapies across TAVR, mitral, tricuspid and surgical, as well as meaningful contributions from each of the regions,” said Bernard Zovighian, Edwards’ CEO. “Today, our company profile has evolved to include multiple strategic platforms across multiple regions that will support durable growth, which gives us confidence in our target of approximately 10% total company sales growth, on average, over the longer term. Our strategic focus coupled with our commitment to early innovation enables us to deliver meaningful impact for patients worldwide.”

Transcatheter Aortic Valve Replacement (TAVR)
In the second quarter, the company reported TAVR sales of $1.3 billion, which grew 11.3% compared to the prior year, or 10.5% on a constant currency basis. Globally, procedural growth benefited from sustained clinical momentum and the evidence supporting proactive disease management of severe aortic stenosis (AS). At the same time, treatment decisions continued to be shaped by the long-term differentiation of our SAPIEN platform. Edwards’ growth rates were similar in the U.S. and outside of the U.S. Growth benefitted from the exit of a competitor in Q2 2025 and compelling long-term SAPIEN durability data. Average selling prices were stable globally.
At the recent New York Valves conference, a new PARTNER 3 trial sub-analysis of the SAPIEN platform at 7 years reinforced the best-in-class valve performance and long-term durability of Edwards TAVR. Further, a 5-year analysis presented from the EARLY TAVR trial adds to the growing evidence supporting a shift toward treating AS earlier in the disease pathway. Also at New York Valves, the PROGRESS trial baseline characteristics presentation provided new insights into the heterogeneous nature of moderate aortic stenosis patients. The clinical community will learn more about the clinical relevance of treating these patients with TAVR when the PROGRESS trial results are presented at TCT later this year.
In the U.S., procedure growth continued to benefit from a heightened focus on TAVR therapy as the clinical community continues to incorporate recent evidence supporting proactive disease management. Edwards’ competitive position in the U.S. increased modestly year-over-year, enabled by continued adoption of its SAPIEN 3 Ultra RESILIA platform. The Centers for Medicare & Medicaid Services (CMS) continues to advance the reconsideration of the National Coverage Determination (NCD) for TAVR, with a final decision memo expected in September. This update has the potential to advance TAVR therapy for Medicare beneficiaries with aortic stenosis.
Outside of the U.S., the company continues to see strong adoption of the SAPIEN platform. In Europe, updated ESC and EACTS guidelines are helping shape clinical discussions around earlier intervention and proactive disease management, further reinforcing the role of TAVR across a broader patient population. Edwards’ competitive position also increased modestly year-over-year in Europe. In Japan, Edwards was encouraged by the growth and continued adoption of its SAPIEN 3 Ultra RESILIA platform.

Transcatheter Mitral and Tricuspid Therapies (TMTT)
Second quarter TMTT sales of $195.9 million increased 47.3% compared to the prior year, or 44.8% on a constant currency basis. Results were driven by the company’s differentiated portfolio of repair and replacement therapies to treat mitral and tricuspid diseases. Globally, mitral and tricuspid procedure growth remained in the double digits.
Adoption of Edwards’ PASCAL system continues to increase, reflecting strong physician enthusiasm for its differentiated design and clinical outcomes, as well as the significant unmet needs of patients with mitral and tricuspid valve diseases. The company continues to expect that its next-

generation PASCAL with Capture Clarity technology for both mitral and tricuspid patients in the U.S. and Europe will be approved in the fourth quarter. Also in the fourth quarter, Edwards continues to expect CLASP IITR trial results to be presented at TCT, and the launch of the PASCAL system in the U.S. for tricuspid patients.
The EVOQUE system is a significant growth platform for TMTT and continues to scale in the U.S. and Europe. Edwards is increasing patient access to and driving further adoption of the EVOQUE system by expanding into new centers, deepening utilization in existing centers and streamlining patient screening processes. The company expects the value of its growing body of clinical evidence will further increase with time, as demonstrated by recent reductions in all-cause mortality and heart failure hospitalizations, and will support continued physician adoption and expansion of access for patients with tricuspid regurgitation.
The company’s early experience with the SAPIEN M3 system validates the significant need for mitral replacement solutions for patients who are not well-suited for mitral TEER and demonstrates excellent clinical outcomes for patients. Edwards is continuing with a measured launch of the SAPIEN M3 system in the U.S. and Europe, steadily opening new centers and supporting sites as they build procedural experience.
Surgical
In Surgical, second quarter global sales of $284 million increased 6.5% compared to the prior year, or 5.0% on a constant currency basis, driven by continued adoption of the company’s RESILIA tissue therapies including the INSPIRIS, MITRIS and KONECT devices, which provide extended durability for patients.
At the recent AATS conference, 10-year data from the COMMENCE trial, studying the long-term durability of Edwards’ best-in-class RESILIA tissue, were presented. The results showed favorable 10-year freedom from structural valve deterioration, or SVD, and a very low rate of SVD-related reoperation regardless of age, even in a relatively young cohort.
The company also received U.S. approval for ECLIPTIS, its surgical left atrial appendage system, and is planning for a measured rollout later this year, supported by a continued focus on procedural excellence and patient outcomes.
Additional Financial Results
For the quarter, gross profit margin was 77.5%, or 77.6% adjusted, consistent with the same period last year and driven by foreign exchange headwinds offset by lower manufacturing expenses. The company now expects gross profit margin to be at the lower end of its full-year 78% to 79% gross margin guidance, driven by the impacts of foreign exchange through its hedging program.
Selling, general and administrative expenses in the second quarter were $561 million, or 32.2% of sales, compared to 32.8% of sales in the prior year. This was in line with the company’s expectations and reflects continued investment in resources to support patient care as well as a higher translation of the company’s OUS expense base from the weakening dollar. Research and Development (R&D) expenses in the second quarter were $279 million, or 16.0% of sales, compared to 18.0% in the prior year. This decrease in R&D as a percentage of sales and increase in total expense reflects Edwards’ growing revenue and strategic prioritization of investments in its expanding structural heart portfolio. The company continues to expect R&D expense as a percentage of sales to be approximately 17% in 2026.
Operating profit margin in the second quarter was 29.5%, or 30.0% adjusted. Adjusted EPS was $0.78 and benefited from better-than-expected topline performance and planned phasing of strategic investments in R&D and SG&A throughout the year. In 2026, Edwards continues to expect full-year operating profit margin to be at the high end of the company’s original 28% to 29% guidance range, resulting in approximately 150 basis points of constant currency operating margin expansion for the full year.
Edwards now expects its 2026 effective tax rate, excluding special items, to be at the high end of its previous range of 16% to 19%. This reflects an expectation that side-by-side safe-harbor taxation legislation related to Pillar Two does not come into effect before the end of the year. The company’s tax rate is also impacted by changes to California law restricting the usage of R&D credits.
Cash and cash equivalents were approximately $2.9 billion as of June 30, 2026. Total debt was approximately $600 million.
Edwards has approximately $1.5 billion remaining under its share repurchase authorization.
Outlook
Based on the company’s second quarter performance, Edwards is increasing its full-year 2026 sales growth rate guidance to 10% to 11% from 9% to 11%, TAVR product group sales growth guidance to 8% to 9% from 7% to 9%, and TMTT product group sales guidance to $760 to $780 million from $740 to $780 million. Edwards now expects full-year total company sales of $6.6 billion to $6.9 billion and TAVR sales of $4.75 billion to $5.0 billion at current exchange rates. Edwards is also reaffirming adjusted EPS guidance of $2.95 to $3.05, despite now assuming the company’s effective tax rate will be at the high end of the original 16% to 19% range. For the third quarter of 2026, the company projects total sales to be between $1.63 and $1.71 billion and adjusted EPS of $0.71 to $0.77.

About Edwards Lifesciences
Edwards Lifesciences is the leading global structural heart innovation company, driven by a passion to improve patient lives. Through breakthrough technologies, world-class evidence and partnerships with clinicians and healthcare stakeholders, our employees are inspired by our patient-focused culture to deliver life-changing innovations to those who need them most. Discover more at www.edwards.com and follow us on LinkedIn, Facebook, Instagram and YouTube.
Conference Call and Webcast Information
The company will be hosting a conference call today at 2:00 p.m. PT to discuss its second quarter results. To participate in the conference call, dial (877) 704-2848 or (201) 389-0893. The call will also be available live and archived on the “Investor Relations” section of the Edwards website at ir.edwards.com or www.edwards.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements can sometimes be identified by the use of words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “forecast,” “potential,” “predict,” “early clinician feedback,” “expect,” “intend,” “guidance,” “outlook,” “optimistic,” “aspire,” “confident” or other forms of these words or similar expressions and include, but are not limited to, statements made by Mr. Zovighian; statements in the 2026 Outlook section; statements in the Additional Financial Results and Outlook sections; statements regarding our target of approximately 10% total company sales growth, on average, over the longer term; the strength of our portfolio and meaningful and balanced contributions from our regions, our clarity, mindset, commitment to innovation and execution driving progress, our financial strength, our expectations regarding growth and impact on patients, our long-term evidence supporting our differentiated SAPIEN platform, our best-in-class valve performance and long-term durability, the potential to advance TAVR therapy through the NCD, the expansion of the population of patients benefiting from our technology, increasing patient access, the growing body of clinical evidence impacts on reductions in all-cause mortality and heart failure hospitalizations, physician adoption, opening of new centers and supporting sites, our results showing favorable 10-year freedom from SVD, the rollout of ECLIPTIS, expectations for the company’s 2026 effective tax rate; and other statements that are not historical facts. No inferences or assumptions should be made from statements of past performance, efforts, or results which may not be indicative of future performance or results.

Forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though they are inherently uncertain, difficult to predict, and may be outside of the company’s control. The company's forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement, except as required by law. If the company does update or correct one or more of these statements, investors and others should not conclude that the company will make additional updates or corrections.

Forward-looking statements involve risks and uncertainties that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements. Factors that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements include: risks related to the failure to successfully innovate and market our products; unsuccessful clinical trials or procedures; manufacturing, logistics or quality issues; competition; dependence on key physicians, research institutions and hospital systems; risks associated with global, economic, political and social conditions; risks related to our international operations; inability to obtain governmental reimbursement or reductions in reimbursement levels; inability to protect our intellectual property; reduced access and demand for our products as a result of, and compliance with, health care legislation and other government regulations; risks related to domestic and foreign income and non-income taxes; use of products in unapproved circumstances and the risk and uncertainties associated with the risks detailed in the company's filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2025, and its other filings with the SEC. These filings, along with important safety information about our products, may be found at edwards.com.

Edwards, Edwards Lifesciences, the stylized E logo, Capture Clarity, CLASP, CLASP II, COMMENCE, EARLY TAVR, ECLIPTIS, EVOQUE, INSPIRIS, KONECT, MITRIS, PARTNER, PARTNER 3, PASCAL, PROGRESS, RESILIA, SAPIEN, SAPIEN 3, SAPIEN 3 Ultra, and SAPIEN M3 are trademarks of Edwards Lifesciences Corporation or its affiliates. All other trademarks are the property of their respective owners.

[1]Reported sales and diluted EPS are from continuing operations.
[2]The company uses the terms “adjusted” and “constant currency” when referring to non-GAAP sales from continuing operations and sales growth information, respectively, which excludes currency rate fluctuations and newly acquired products. Adjusted earnings per share from continuing operations is a non-GAAP item computed on a diluted basis and in this press release also excludes certain litigation expenses, amortization of intangible assets, a gain on remeasurement of previously held interest upon business combinations, loss on impairment, impact of tax law change on R&D credit, and separation costs. See “Non-GAAP Financial Information” and reconciliation tables below.
[3]Represents “adjusted” revenues excluding $2.7 million of revenues related to Implantable Heart Failure Management for the second quarter of 2026, respectively. Refer to "Reconciliation of Sales by Product Group and Region" table.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net sales	$1,741.0	$1,532.2	$3,389.6	$2,944.9
Cost of sales	392.4	344.4	755.0	646.0
Gross profit	1,348.6	1,187.8	2,634.6	2,298.9
Selling, general, and administrative expenses	561.2	502.0	1,083.4	967.7
Research and development expenses	278.9	276.2	542.2	530.8
Certain litigation expenses	6.3	15.5	43.4	26.4
Separation costs	—	4.2	—	8.4
Other operating income	(11.0)	(21.3)	(25.2)	(40.4)
Operating income, net	513.2	411.2	990.8	806.0
Interest income, net	(30.0)	(37.4)	(63.5)	(73.9)
Loss on impairment	40.0	47.1	163.6	47.1
Other non-operating (income) expense, net	(16.6)	1.3	(88.1)	(1.3)
Income from continuing operations before provision for income taxes	519.8	400.2	978.8	834.1
Provision for income taxes	278.4	64.3	356.7	134.6
Net income from continuing operations	241.4	335.9	$622.1	$699.5
Loss from discontinued operations, net of tax	—	(4.4)	—	(11.6)
Net income	241.4	331.5	622.1	687.9
Net loss attributable to noncontrolling interest	(0.5)	(1.7)	(0.5)	(3.3)
Net income attributable to Edwards Lifesciences Corporation	$241.9	$333.2	$622.6	$691.2

Earnings per share:
Basic:
Continuing operations	$0.42	$0.58	$1.08	$1.20
Discontinued operations	$—	$(0.01)	$—	$(0.02)
Basic earnings per share	$0.42	$0.57	$1.08	$1.18
Diluted:
Continuing operations	$0.42	$0.57	$1.07	$1.20
Discontinued operations	$—	$(0.01)	$—	$(0.02)
Diluted earnings per share	$0.42	$0.56	$1.07	$1.18

Weighted-average common shares outstanding:
Basic	576.4	587.0	577.8	586.9
Diluted	577.6	587.9	579.2	587.9

Operating statistics from continuing operations
As a percentage of net sales:
Gross profit	77.5%	77.5%	77.7%	78.1%
Selling, general, and administrative expenses	32.2%	32.8%	32.0%	32.9%
Research and development expenses	16.0%	18.0%	16.0%	18.0%
Operating income	29.5%	26.8%	29.2%	27.4%
Income before provision for income taxes	29.9%	26.1%	28.9%	28.3%
Net income from continuing operations	13.9%	21.9%	18.4%	23.8%

Effective tax rate	53.6%	16.1%	36.4%	16.1%

Note: Numbers may not calculate due to rounding.

EDWARDS LIFESCIENCES CORPORATION
Non-GAAP Financial Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP historical financial measures. Management makes adjustments to the GAAP measures for items (both charges and gains) that (a) do not reflect the core operational activities of the Company, (b) are commonly adjusted within the Company’s industry to enhance comparability of the Company’s financial results with those of its peer group, or (c) are inconsistent in amount or frequency between periods (albeit such items are monitored and controlled with equal diligence relative to core operations). The Company uses the terms “adjusted” and “constant currency” when referring to non-GAAP sales from continuing operations and sales growth information, respectively, which excludes currency exchange rate fluctuations and newly acquired products. The Company uses the term “adjusted” to also exclude certain litigation expenses, amortization of intangible assets, a gain on remeasurement of previously held interest upon business combinations, loss on impairment, impact of tax law change on R&D credit, and separation costs.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results, and evaluating current performance. These non-GAAP financial measures are used in addition to, and in conjunction with, results presented in accordance with GAAP and reflect an additional way of viewing aspects of the Company's operations by investors that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting the Company's business and facilitate comparability to historical periods.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. A reconciliation of non-GAAP historical financial measures to the most comparable GAAP measure is provided in the tables below.

Fluctuations in currency exchange rates impact the comparative results and sales growth rates of the Company's underlying business. Management believes that excluding the impact of currency exchange rate fluctuations from its sales growth provides investors a more useful comparison to historical financial results. The impact of the fluctuations has been detailed in the “Reconciliation of Sales by Product Group and Region.”

Guidance for sales and sales growth rates is provided on a “constant currency basis,” and projections for diluted earnings per share, net income and growth, gross profit margin, and taxes are also provided on a non-GAAP basis, as adjusted, for the items identified above due to the inherent difficulty in forecasting such items without unreasonable efforts. The Company is not able to provide a reconciliation of the non-GAAP guidance to comparable GAAP measures due to the unknown effect, timing, and potential significance of special charges or gains, and management's inability to forecast charges associated with future transactions and initiatives.

The items described below are adjustments to the GAAP financial results in the reconciliations that follow:

Certain Litigation Expenses - The Company incurred certain litigation expenses of $37.1 million and $10.9 million in the first quarter of 2026 and 2025, respectively, and $6.3 million and $15.5 million for the second quarter of 2026 and 2025, respectively. Such expenses relate to intellectual property litigation, settlements, contingencies, and external legal costs.

Amortization of Intangible Assets - The Company recorded amortization expense related to developed technology and patents in the amount of $3.3 million and $1.4 million in the first quarter of 2026 and 2025, respectively, and $3.2 million and $1.8 million in the second quarter of 2026 and 2025, respectively,

Separation Costs - The Company recorded expenses of $4.2 million in both the first and second quarter of 2025, related to consulting, legal, tax, and other professional advisory services related to the sale of Critical Care.

Gain on Remeasurement of Previously Held Interest Upon Business Combinations - The Company recorded a $65.2 million gain in the first quarter of 2026 to remeasure its previously held interest upon acquisition of an investee and a $19.9 million gain in the second quarter of 2026 to remeasure its previously held interest upon consolidation of one of its variable interest entities (“VIE”).

Loss on Impairment - The Company recorded loss on impairment of $123.6 million in the first quarter of 2026 due to the carrying amount of one of its VIE investments not being recoverable and $40.0 million in the second quarter of 2026 due to the Company's determination to not exercise an option to acquire one of its VIE.

Impact of Tax Law Change on R&D Credit - The Company recorded a $188.2 million valuation allowance against certain deferred tax assets in the second quarter of 2026. The Company established the valuation allowance due to California budget legislation enacted on June 29, 2026 which includes a new permanent limitation that applies to most business tax credits including carryovers of research and development tax credits.

Provision for Income Taxes - The income tax impacts of the expenses and gains discussed above are based upon the items' forecasted effect upon the Company's full-year effective tax rate. Adjustments to forecasted items unrelated to the expenses and gains above, as well as impacts related to interim reporting, will have an effect on the income tax impact of these items in subsequent periods.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Reconciliation of GAAP to Non-GAAP Financial Information
(in millions, except per share and percentage data)

	Three Months Ended June 30, 2026
	Net Sales	Gross Profit Margin	Operating Income, net	Operating Profit Margin	Loss on Impairment	Other Non-operating Income	Net Income	Diluted EPS	Effective Tax Rate
GAAP - Continuing Operations	$1,741.0	77.5%	$513.2	29.5%	$40.0	$16.6	$241.4	$0.42	53.6%
Net loss attributable to noncontrolling interests	—	—	—	—	—	—	0.5	—	—
Total attributable to Edwards Lifesciences Corporation	1,741.0	77.5%	513.2	29.5%	40.0	16.6	241.9	0.42	53.6%
Non-GAAP adjustments: (A) (B)
Certain litigation expenses	—	—	6.3	0.3	—	—	4.8	0.01	(0.4)
Amortization of intangible assets	—	0.1	3.2	0.2	—	—	2.4	—	(0.2)
Gain on remeasurement of previously held interest upon business combinations	—	—	—	—	—	(19.9)	(15.6)	(0.03)	1.1
Loss on impairment	—	—	—	—	(40.0)	—	31.2	0.05	(2.1)
Impact of tax law change on R&D credit	—	—	—	—	—	—	188.2	0.33	(33.4)
Prior period ongoing tax impacts	—	—	—	—	—	—	(5.0)	—	—
Adjusted	$1,741.0	77.6%	$522.7	30.0%	$—	$(3.3)	$447.9	$0.78	18.6%

	Three Months Ended June 30, 2025
	Net Sales	Gross Profit Margin	Operating Income, net	Operating Profit Margin	Loss on Impairment	Other Non-operating Expense	Net Income	Diluted EPS	Effective Tax Rate
GAAP - Continuing Operations	$1,532.2	77.5%	$411.2	26.8%	$47.1	$1.3	$335.9	$0.57	16.1%
Net loss attributable to noncontrolling interests	—	—	—	—	—	—	1.7	—	—
Total attributable to Edwards Lifesciences Corporation	1,532.2	77.5%	411.2	26.8%	47.1	1.3	337.6	0.57	16.1%
Non-GAAP adjustments: (A) (B)
Certain litigation expenses	—	—	15.5	1.0	—	—	12.0	0.03	0.2
Amortization of intangible assets	—	0.1	1.8	0.1	—	—	1.4	—	—
Separation costs	—	—	4.2	0.3	—	—	3.2	0.01	0.1
Loss on impairment	—	—	—	—	(47.1)	—	37.6	0.06	0.4
Adjusted	$1,532.2	77.6%	$432.7	28.2%	$—	$1.3	$391.8	$0.67	16.8%

	Six Months Ended June 30, 2026
	Net Sales	Gross Profit Margin	Operating Income	Operating Profit Margin	Loss on Impairment	Other Non-operating Income	Net Income	Diluted EPS	Effective Tax Rate
GAAP - Continuing Operations	$3,389.6	77.7%	$990.8	29.2%	$163.6	$88.1	$622.1	$1.07	36.4%
Net loss attributable to noncontrolling interests	—	—	—	—	—	—	0.5	—	—
Total attributable to Edwards Lifesciences Corporation	3,389.6	77.7%	990.8	29.2%	163.6	88.1	622.6	1.07	36.4%
Non-GAAP adjustments: (A) (B)
Certain litigation expenses	—	—	43.4	1.3	—	—	32.9	0.06	(0.4)
Amortization of intangible assets	—	0.2	6.5	0.2	—	—	5.0	—	—
Gain on remeasurement of previously held interest upon business combinations	—	—	—	—	—	(85.1)	(73.3)	(0.12)	2.0
Loss on impairment	—	—	—	—	(163.6)	—	127.7	0.22	(1.9)
Impact of tax law change on R&D credit	—	—	—	—	—	—	188.2	0.33	(17.6)
Adjusted	$3,389.6	77.9%	$1,040.7	30.7%	$—	$3.0	$903.1	$1.56	18.5%

	Six Months Ended June 30, 2025
	Net Sales	Gross Profit Margin	Operating Income	Operating Profit Margin	Loss on Impairment	Other Non-operating Income	Net Income	Diluted EPS	Effective Tax Rate
GAAP - Continuing Operations	$2,944.9	78.1%	$806.0	27.4%	$47.1	$1.3	$699.5	$1.20	16.1%
Net loss attributable to noncontrolling interests	—	—	—	—	—	—	3.3	—	—
Total attributable to Edwards Lifesciences Corporation	2,944.9	78.1%	806.0	27.4%	47.1	1.3	702.8	1.20	16.1%
Non-GAAP adjustments: (A) (B)
Certain litigation expenses	—	—	26.4	0.9	—	—	20.8	0.03	0.2
Amortization of intangible assets	—	0.1	3.2	0.1	—	—	2.6	—	—
Separation costs	—	—	8.4	0.3	—	—	6.6	0.02	0.1
Loss on impairment	—	—	—	—	(47.1)	—	37.6	0.06	0.1
Adjusted	$2,944.9	78.2%	$844.0	28.7%	$—	$1.3	$770.4	$1.31	16.5%

(A)See description of non-GAAP adjustments under “Non-GAAP Financial Information.”
(B)The tax effect on non-GAAP adjustments is calculated based upon the impact of the relevant tax jurisdictions’ statutory tax rates on the Company’s estimated annual effective tax rate, or discrete rate in the quarter, as applicable. The impact on the effective tax rate is reflected on each individual non-GAAP adjustment line item.

RECONCILIATION OF SALES BY PRODUCT GROUP AND REGION

					2025 Adjusted
Sales by Product Group (QTD) - Continuing Operations	2Q 2026	2Q 2025	Change	GAAP Growth Rate*	FX Impact	2Q 2025 Adjusted Sales	Constant Currency Growth Rate *
Transcatheter Aortic Valve Replacement	$1,258.3	$1,130.9	$127.4	11.3%	$8.4	$1,139.3	10.5%
Transcatheter Mitral and Tricuspid Therapies (A)	198.6	134.5	64.1	47.7%	2.4	136.9	45.2%
Surgical (B)	284.1	266.8	17.3	6.5%	4.0	270.8	5.0%
Total	$1,741.0	$1,532.2	$208.8	13.6%	$14.8	$1,547.0	12.5%

					2025 Adjusted
Sales by Product Group (YTD) - Continuing Operations	YTD 2Q 2026	YTD 2Q 2025	Change	GAAP Growth Rate*	FX Impact	YTD 2Q 2025 Adjusted Sales	Constant Currency Growth Rate *
Transcatheter Aortic Valve Replacement	$2,455.6	$2,177.5	$278.1	12.8%	$40.4	$2,217.9	10.7%
Transcatheter Mitral and Tricuspid Therapies (A)	373.7	249.7	124.0	49.6%	9.8	259.5	44.1%
Surgical (B)	560.3	517.7	42.6	8.2%	13.8	531.5	5.5%
Total	$3,389.6	$2,944.9	$444.7	15.1%	$64.0	$3,008.9	12.6%

					2025 Adjusted
Sales by Region (QTD) - Continuing Operations	2Q 2026	2Q 2025	Change	GAAP Growth Rate*	FX Impact	2Q 2025 Adjusted Sales	Constant Currency Growth Rate *
United States	$1,003.5	$889.7	$113.8	12.8%	$—	$889.7	12.8%
Europe	439.6	378.2	61.4	16.2%	15.4	393.6	11.7%
Japan	96.4	95.3	1.1	1.1%	(7.8)	87.5	10.1%
Rest of World	201.5	169.0	32.5	19.3%	7.2	176.2	14.4%
Outside of the United States	737.5	642.5	95.0	14.8%	14.8	657.3	12.2%
Total	$1,741.0	$1,532.2	$208.8	13.6%	$14.8	$1,547.0	12.5%

					2025 Adjusted
Sales by Region (YTD) - Continuing Operations	YTD 2Q 2026	YTD 2Q 2025	Change	GAAP Growth Rate*	FX Impact	YTD 2Q 2025 Adjusted Sales	Constant Currency Growth Rate *
United States	$1,941.1	$1,728.6	$212.5	12.3%	$—	$1,728.6	12.3%
Europe	882.2	720.0	162.2	22.5%	58.3	778.3	13.3%
Japan	187.0	177.1	9.9	5.6%	(8.7)	168.4	11.0%
Rest of World	379.3	319.2	60.1	18.8%	14.4	333.6	13.7%
Outside of the United States	1,448.5	1,216.3	232.2	19.1%	64.0	1,280.3	13.1%
Total	$3,389.6	$2,944.9	$444.7	15.1%	$64.0	$3,008.9	12.6%

(A)Revenues related to Implantable Heart Failure Management of $2.7 million and $1.5 million for the second quarter of 2026 and 2025, respectively, and $4.7 million and $1.9 million for year-to-date 2026 and 2025, respectively, were included in TMTT sales.
(B)Revenues related to a transitional service agreement from 2025 sale of our non-product group of $2.3 million and $5.3 million for second quarter of 2026 and year-to-date 2026 were included in Surgical sales.
* Numbers may not calculate due to rounding.